UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 12, 2004

YAK COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Florida	0-33471	98-0203422
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Consilium Place, Suite 500 Toronto, Ontario, Canada	M1H 3G2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(647) 722-2752

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 12, 2004, the Company received a letter from The Nasdaq Stock Market, Inc. (“Nasdaq”) notifying the Company that it was not in compliance with Nasdaq’s audit committee requirement rule, as set forth in Nasdaq Marketplace Rule 4350-1(d)(2) (the “Rule”). The Rule requires the Company to have an audit committee of at least three independent directors, unless the Company is a “Small Business Filer.” Effective with the filing of its Annual Report on Form 10-K for the year ended June 30, 2004 (filed on September 27, 2004), the Company no longer qualifies as a Small Business Filer. Currently, the Company has an audit committee consisting of two independent directors. Prior to its receipt of the letter from Nasdaq, the Company had commenced the process of searching for nominees who could be added to its Board of Directors as additional independent members as well as adding an independent director to its Audit Committee. The Company has already added a new independent director and it is currently reviewing several qualified candidates to add one additional independent director who will be appointed to the Audit Committee. This appointment is expected to occur within the next several weeks. Following the appointment of the new independent director to the Audit Committee, the Company expects that it will be in full compliance with the requirements of the Rule.

In addition, all members of the Company’s Board of Directors will stand for election at the Annual Meeting of Shareholders of the Company currently scheduled to occur on December 16, 2004.

On or before October 22, 2004, the Company will provide Nasdaq (as requested) with a specific plan and timetable to achieve compliance with the Rule. Nasdaq will review such plan and advise the Company accordingly.

Item 8.01. Other Events.

On October 18, 2004, the Company issued a press release announcing the appointment of a new member to its Board of Directors and the date of its Annual Meeting of Shareholders. A copy of the press release is included in this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits:

Exhibit Number	Description
99.1	Yak Communications Inc. Press Release dated October 18, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAK COMMUNICATIONS INC.

October 18, 2004	By:	/s/ Charles Zwebner
Charles Zwebner, President, Chief Executive Officer and
Chief Financial Office

Exhibit Number	Description
99.1	Yak Communications Inc. Press Release dated October 18, 2004.